EXHIBIT 15

Acknowledgement Letter re: Unaudited Interim Financial Information

May 19, 2020

The Board of Directors and Shareholders

CVS Health Corporation

We are aware of the incorporation by reference in this Registration Statement (Form S-8) of CVS Health Corporation pertaining to the CVS Health Corporation 2007 Employee Stock Purchase Plan and the CVS Health Corporation 2017 Incentive Compensation Plan of our report dated May 6, 2020, relating to the unaudited condensed consolidated interim financial statements of CVS Health Corporation that are included in its Form 10-Q for the quarter ended March 31, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 19, 2020